Exhibit 99.1

Contact:	Tricia Richardson
Novavax, Inc.
240-268-2031
NOVAVAX REPORTS FOURTH QUARTER AND
2007 YEAR-END FINANCIAL RESULTS
ROCKVILLE, MD (March 14, 2007) — /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today announced financial results for the fourth quarter and year ended December 31, 2007. Novavax reported a net loss of $9.2 million ($0.15 loss per share) for the fourth quarter of 2007 compared to a net loss of $6.1 million ($0.10 loss per share) in the fourth quarter of 2006. For the year ended December 31, 2007, the Company reported a net loss of $34.8 million ($0.57 loss per share) compared to a net loss of $23.1 million ($0.39 loss per share) for the year ended December 31, 2006. Novavax ended 2007 with $46.5 million in cash and investments compared to $73.6 million as of December 31, 2006. The total cash burn rate for the fourth quarter of 2007 was $6.8 million.
Among key achievements since January 1, 2007, Novavax has:
•	Advanced its H5N1 pandemic influenza vaccine to Phase I/IIa clinical studies in humans. An interim analysis in December 2007 was positive, indicating that this vaccine demonstrated immunogenicity at 15 mcg. and 45 mcg. dose levels and that the vaccine is well tolerated from a safety perspective. Beginning March 2008, additional patients will be enrolled in a dose-ranging study to determine the optimal dose. Novavax expects that preliminary immunogenicity results from this study should be available by early in the third quarter of 2008.

•	Advanced its seasonal influenza program into pre-clinical studies with a target of commencing human trials in Phase I/IIa in late second quarter or early third quarter of 2008. The initial results from our pandemic influenza study bode well for our seasonal program, because immunogenicity of the avian H5N1 antigens is not as robust as seasonal flu due to the fact that the H5N1 is not a human virus.

•	Announced two additional new vaccine programs, one for Varicella Zoster (Shingles) and a second for an undisclosed disease target.

•	Continued to develop and advance its manufacturing process as well as analytical tools to ensure that the Company’s vaccines are reproducible and of consistent high quality to meet rigorous FDA standards.

•	Commenced work on leasehold improvements to create a GMP pilot plant in the Company’s Rockville, Maryland headquarters that is expected to be commissioned in the second quarter of 2008. This facility will showcase the capability of our disposable production technology in a relatively low cost environment.

•	Signed an agreement in October 2007 with GE Healthcare to co-market a pandemic influenza vaccine solution to select international countries. This collaboration is a unique commercial opportunity leveraging Novavax’s VLP technology with GE Healthcare’s disposable bioprocess technology and equipment.

•	Signed licensing agreements with Wyeth Holdings and University of Massachusetts for core technology for our further development of VLPs. Novavax has also continued to solidify its VLP technology in 2007 by filing additional patents applications.

•	Sold assets related to Estrasorb® in the United States, Canada and Mexico to Graceway Pharmaceuticals, LLC in February 2008. As part of that sale, Novavax entered into a supply agreement with Graceway which requires the Company to manufacture additional units of Estrasorb, with final delivery expected in mid 2008. Graceway also granted Novavax an exclusive, non-transferable, royalty-free limited license to the patents and know-how that Novavax sold to Graceway in certain limited fields.
“We made significant progress in 2007 and have an ambitious agenda for 2008,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “By the second half of 2008, we expect to have two vaccines in Phase II clinical trials with two additional vaccine candidates in early preclinical development, a rapid advancement of our vaccine pipeline.”

2007 Financial Results
Revenue from continuing operations, for the fourth quarter ended December 31, 2007 was $0.4 million compared to $0.5 million for the same period in 2006, a net decrease of $0.1 million due to lower Gynodiol sales in 2007 due to the discontinued sale of the product in mid 2007, partially offset by higher contract research revenues due to achievement of certain milestones. Revenue for the full year of 2007 was $1.5 million as compared to $1.7 million in 2006. The reduction of $0.2 million in revenue was due to lower Gynodiol sales due to discontinuing the sale of the product in mid 2007, partially offset by higher contract research revenues.
There were no costs of products sold in the fourth quarter of 2007 due to the classification of Estrasorb manufacturing into discontinued operations, as well as no Gynodiol sales in the fourth quarter of 2007 vs. 2006 cost of products of $50,000.
Research and development costs for the fourth quarter of 2007 were $4.2 million compared to $3.1 million in the fourth quarter of 2006. For the full year, research and development costs increased 55.4 percent to $17.6 million in 2007 from $11.3 million in 2006. The increases in both the fourth quarter and full year of 2007 as compared to 2006 were due to higher research and development spending to support the Company’s advancement of its pandemic influenza vaccine into human trials, as well as pre-clinical studies for our seasonal influenza program conducted in 2007. These increases were primarily for increased personnel, facility costs and outside expenses (including sponsored research, clinical research organization costs and consulting agreements) associated with expanded preclinical studies, human trial study costs, testing and process development, manufacturing and quality-assurance and quality-control related activities.
General and administrative costs were $2.9 million in the fourth quarter of 2007 as compared to $3.3 million in the prior year. General and administrative costs for the full year of 2007 were $14.0 million compared to $11.3 million in 2006. General and administrative costs for the 2007 fourth quarter, as compared to the same period of 2006, decreased by $0.4 million due to lower consulting and legal expenses. Full-year 2007 general and administrative expenses increased by $2.7 million due to increased lease expenses of our new corporate headquarters in Rockville, Maryland, additional reserves for notes receivables from former board of directors, additional fees related to the implementation of FIN 48 and additional personnel costs.
As a result, total losses from continuing operations before interest was $6.7 million and $30.3 million for the fourth quarter and full year of 2007, respectively.
Interest income, net of interest expense was $0.3 million in the fourth quarter of 2007 and $1.7 million for the full year as compared to $0.7 million in the fourth quarter of 2006 and $1.5 million for the full year of 2006. The decrease in interest income, net of interest expense in the fourth quarter 2007 versus the prior year, was principally due to lower average cash and short term investment balances in 2007. The relatively small change for the full year of $0.1 million in 2007 versus 2006 was due to the conversion of $7.0 million of long term debt into equity in 2006, thereby lowering interest expense, partially offset by lower interest income due to lower cash and short term investment balances in 2007 as compared to 2006.
Accordingly, the loss from continuing operations was $6.4 million and $28.6 million for the fourth quarter and full year of 2007, respectively.
Losses from discontinued operations are a result of the Company’s decision to discontinue manufacturing of Estrasorb as of December 31, 2007. In February 2008, the Company entered into an asset purchase agreement with Graceway, LLC providing for the sale of certain assets related to Estrasorb. Novavax also entered into a supply agreement with Graceway which requires the Company to manufacture additional units of Estrasorb in the United States, Canada and Mexico. The additional manufacturing of Estrasorb is anticipated to be completed by mid-2008, and all associated income and expenses for this activity will also be classified as discontinued operations. Loss for discontinued operations was $2.8 million in the fourth quarter of 2007 as compared to a loss of $0.8 million in the fourth quarter of prior year. The increased loss of $2.0 million was principally due to the write off of certain manufacturing assets to the net realizable value of such assets that were not part of asset sale to Graceway. Losses for discontinued operations for the full year 2007 were $6.2 million as compared to losses of $3.5 million in 2006, an increase of $2.7 million. The increase in losses was principally due to the aforementioned write off of certain manufacturing assets (in the fourth quarter of 2007) as well as lower production of Estrasorb in 2007 compared to

2006 due to lower requirements for the product by Allergan, Inc., successor of interest to Esprit Pharma, which held the rights to Estrasorb in North America prior to the Graceway transaction.
The total net loss when combining the loss from continuing and discontinued operations was $9.2 million and $34.8 million for the fourth quarter and full year of 2007, respectively.
As of December 31, 2007, the Company had $46.5 million in cash and investments as compared to $73.6 million for the same period last year, a burn rate of $27.1 million for the full year 2007. The decrease of $27.1 million was principally due to operating losses incurred in 2007, partially offset by non-cash charges. The Company believes it has sufficient funds to execute its current business plans through the first quarter of 2009. Novavax expects that it will have access to additional cash through sale of equity securities and or other non-dilutive financing.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at 1-866-244-4629 (U.S. or Canada) or 1-703-639-1176 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning March 14 at noon. To access the replay, dial 1-888-266-2081 and enter pass code 1202787.
About Novavax
Novavax Inc. is a clinical stage vaccine company committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the Company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenues, operating expenses, cash burn, and clinical developments and anticipated milestones are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increases costs; the effect or outcome of the Company’s decision to sell Estrasorb®; the human capital and other costs Novavax will incur to exit the manufacturing facility; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; and the availability of qualified personnel. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share and per share information)

	Unaudited
	Three-month ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007 (unaudited)	2006
Revenues:
Net product sales	$13	$331	$(58)	$641
Contract research and development	346	125	1,388	1,068
Royalities and milestone fees	37	15	125	29

Total revenues	396	471	1,455	1,738

Operating costs and expenses:
Cost of products sold	—	50	163	237
Research and development	4,177	3,080	17,600	11,329
General and administrative	2,919	3,342	13,963	11,288

Total operating costs and expenses	7,096	6,472	31,726	22,854

Loss from continuing operations before interest	(6,700)	(6,002)	(30,271)	(21,116)
Interest income, net	255	692	1,681	1,539

Loss from continuing operations	(6,445)	(5,310)	(28,590)	(19,577)
Loss from discontinued operations	(2,772)	(839)	(6,175)	(3,491)

Net loss	(9,217)	(6,149)	(34,765)	(23,068)

Basic and diluted weighted average number of common shares used in computing basic net loss per share	61,200,777	61,075,194	61,101,474	58,664,365

Basic and diluted net loss per share
Loss per share from continuing operations	$(0.11)	$(0.09)	$(0.47)	$(0.33)
Loss per share from discontinued operations	$(0.04)	$(0.01)	$(0.10)	$(0.06)

Net loss per share	$(0.15)	$(0.10)	$(0.57)	$(0.39)

SELECTED BALANCE SHEET DATA
(in thousands)

	As of December 31,	As of December 31,
	2007	2006
	(unaudited)
Cash and cash equivalents	$4,350	$7,161
Short-term investments	42,139	66,434
Total current assets	49,016	77,342
Working capital	42,810	72,003
Total assets	91,291	121,877
Long term debt	21,629	22,458
Stockholders’ equity	63,065	94,001
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